Exhibit 99.(b)(3)

AMENDMENT DATED AUGUST 31, 2010

TO THE

AMENDED AND RESTATED
BY-LAWS OF

JOHN HANCOCK BOND TRUST
JOHN HANCOCK CALIFORNIA TAX-FREE INCOME FUND
JOHN HANCOCK CAPITAL SERIES
JOHN HANCOCK CURRENT INTEREST
JOHN HANCOCK INVESTMENT TRUST
JOHN HANCOCK INVESTMENT TRUST II
JOHN HANCOCK INVESTMENT TRUST III
JOHN HANCOCK MUNICIPAL SECURITIES TRUST
JOHN HANCOCK SERIES TRUST
JOHN HANCOCK SOVEREIGN BOND FUND
JOHN HANCOCK STRATEGIC SERIES
JOHN HANCOCK TAX-EXEMPT SERIES FUND

EACH DATED MARCH 8, 2005 AS AMENDED

AND

BY-LAWS OF

JOHN HANCOCK FUNDS III

DATED JUNE 9, 2005 AS AMENDED

Section 4.3 of ARTICLE IV is hereby amended to read as follows in its entirety:

Section 4.3    Retirement Age.  The retirement age for Trustees shall be seventy three and therefore each Trustee shall retire from service on December 31 of the year in which he or she reaches his or her seventy-third birthday.